Oclaro Announces Elimination of $65 Million of Convertible Debt
Completes Exchanges of 6% Convertible Senior Notes Due 2020, Strengthens Balance Sheet
SAN JOSE, Calif., – August 22, 2016 – Oclaro, Inc. (Nasdaq: OCLR), a leading provider and innovator of optical communications solutions, today announced that, effective on August 22, 2016, it has completed the exchanges for all $65 million of its 6% Convertible Senior Notes due 2020.

Between August 8, 2016 and August 18, 2016, Oclaro entered into privately negotiated agreements pursuant to which it (i) issued an aggregate of 34,659,972 shares of its common stock, par value $0.01 per share, and (ii) made a cash payment in the amount of $4.7 million, in exchange for $65 million aggregate principal amount of its 6.00% Convertible Senior Notes due 2020. The shares were issued between August 9, 2016 and August 22, 2016. As a result of these transactions, Oclaro no longer has any convertible debt outstanding.

The issuance of shares in connection with these agreements was made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 3(a)(9) of the Securities Act, on the basis that the exchanges constituted exchanges with existing holders of Oclaro’s securities and no commission or other remuneration was or will be paid or given directly or indirectly to any party for soliciting such exchange.

About Oclaro
Oclaro, Inc. (Nasdaq: OCLR), is a leader in optical components, modules and subsystems for the core optical, enterprise and data center markets. Leveraging more than three decades of laser technology innovation, photonics integration, and subsystem design, Oclaro's solutions are at the heart of the fast optical networks and high-speed interconnects driving the next wave of streaming video, cloud computing, voice over IP and other bandwidth-intensive and high-speed applications. For more information, visit www.oclaro.com or follow on Twitter at @OclaroInc.

Copyright 2016. All rights reserved. Oclaro, the Oclaro logo, and certain other Oclaro trademarks and logos are trademarks and/or registered trademarks of Oclaro, Inc. or its subsidiaries in the US and other countries. All other trademarks are the property of their respective owners. Information in this release is subject to change without notice.

Oclaro, Inc. Contact	Investor Contact
Pete Mangan	Jim Fanucchi
Chief Financial Officer	Darrow Associates, Inc.
(408) 383-1400	(408) 404-5400
ir@oclaro.com	ir@oclaro.com